Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:
Matthew Shepherd
404-759-0012
mshepherd@netbank.com

NetBank, Inc. Appoints Christopher H. B. Mills to Its Board of Directors

Board Expands Membership to Nine Directors;
Mills Brings Capital Markets Expertise and Additional Perspective

ATLANTA — (November 7, 2006) — NetBank, Inc. (NASDAQ: NTBK), parent company of NetBank® (www.netbank.com) and a leading mortgage lender, today announced that the company’s board of directors elected to expand its size from eight to nine members and voted unanimously to approve the nomination of Christopher H.B. Mills as a new director. Mills was appointed as a Class II Director to a two-year term expiring at the company’s 2008 annual meeting of shareholders. Mills’ appointment is subject to the ratification of shareholders at the company’s 2007 annual meeting, tentatively scheduled for Thursday, May 10.

“We are pleased to add a director with Christopher’s level of experience,” said Thomas H. Muller, Jr., chairman of the board. “Christopher has had an impressive career in the investment community, and he continues to run a number of highly successful funds for J.O. Hambro Capital Management. He brings new capital markets expertise to our board. He has also been, over time, a significant investor in our company through the various funds he manages. He knows the challenges and opportunities of our business well and will contribute greatly in our ongoing effort to improve the company’s performance and create meaningful shareholder value.”

“I look forward to working closely with NetBank’s board and management team,” says Mills. “Although the online financial services marketplace has changed since the company pioneered online banking more than 10 years ago, I believe that there is hidden value in the company today and that it still has the potential to compete and win as a highly focused, niche banking provider. The actions the company has underway to pare down operations and refocus resources on the online bank and conforming mortgage operations are definitely steps in the right direction. My goal is to be of service as the company determines next steps and plans for the future.”

Mills’ has more than 30 years of capital markets experience. He currently serves as the chief investment officer of J.O. Hambro Capital Management Limited (“J.O. Hambro”) as well as chief executive officer of North Atlantic Smaller Companies Investment Trust, PLC, and Leveraged Opportunity Trust, PLC. Mills has served on numerous boards of publicly traded companies and is presently a director of LESCO, Inc., Sterling Construction Company, Inc., and W-H Energy Services, Inc.

According to its most recent filing on January 31, 2006, the North Atlantic Value Fund, part of the J.O. Hambro family of businesses, held 2.3 million shares or 4.9% of the company’s outstanding stock.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets a superior combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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